Exhibit 99.1

Nanosphere Announces Fourth Quarter and Full Year 2013 Results and 2014 Guidance

Corporate Highlights and Guidance:

•	Thirty-five new customer placements in fourth quarter and 161 for 2013

•	Record fourth quarter and fiscal year revenue of $3.4 million and $10.0 million, respectively

•	Gram-Negative Blood Culture Test recently cleared by FDA to address urgent public health threat, and Enteric Pathogens Test for gastrointestinal infections recently submitted to FDA

•	2014 guidance set at $19-21 million in revenue and approximately 200 new customer placements

NORTHBROOK, IL – February 12, 2014 – Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today reported financial results for the fourth quarter and fiscal year ended December 31, 2013, and provided guidance for 2014.

As the Company previously announced, Nanosphere achieved record revenues for the full year and fourth quarter of 2013. Revenues for the fourth quarter and full year 2013 were $3.4 million and $10.0 million, respectively, compared to $1.6 million and $5.1 million in the fourth quarter and full year 2012. This doubling of year-over-year revenue growth was driven predominantly by U.S.-based microbiology laboratories adopting the Verigene® System and Nanosphere’s growing menu of infectious disease tests.

“We are pleased to see continued adoption of our expanding menu of infectious disease tests, as they are demonstrating significant value in improving patient care, preventing antibiotic resistance and reducing healthcare costs,” said Michael McGarrity, Nanosphere’s president and chief executive officer. “Our recent regulatory milestones, consisting of FDA clearance for our Verigene® Gram-Negative Blood Culture Test, and submission to the FDA of our Verigene Enteric Pathogens Test for gastrointestinal infections, enhance our ability to deliver value to our customers and patients, while contributing to Nanosphere’s continued growth.”

For the fiscal year ending December 31, 2014, the Company currently expects to generate $19-21 million in revenue and approximately 200 new customer placements.

Costs and operating expenses were $43.7 million in 2013 as compared to $38.0 million in 2012. Costs of sales increased to $6.4 million in 2013 from $3.5 million in 2012, driven by increased volume. Gross margins increased to 36% in 2013 from 30% in 2012. Sales, general and administrative expenses in 2013 increased to $18.7 million from $14.7 million as field sales and customer support teams were expanded. Research and development expenses decreased from $19.7 million in 2012 to $18.6 million in 2013 due primarily to reduced material spending on development projects and the capitalization of certain raw material inventory items that were expensed in the previous fiscal year.

Net loss for 2013 was $34.6 million, compared with $32.9 million in 2012. Net loss for the fourth quarter of 2013 was $8.8 million compared with $7.6 million for the same period in 2012 and $9.4 million in the third quarter of 2013.

Cash increased $8.3 million in 2013 due primarily to financing activities of $43.7 million offset by cash used in operations of $34.0 million and cash used in investing activities of $1.4 million. Cash flow for the fourth quarter of 2013 was negative $7.8 million as compared with negative $8.8 million in the same quarter of 2012. Cash at December 31, 2013 was $41.5 million.

Conference Call & Webcast

Wednesday, February 12, 2014 @ 10:00am Eastern Time/7:00am Pacific Time

Domestic:	888-219-1420
International:	913-312-0961
Passcode:	5359233
Webcast:	www.nanosphere.us

Replays – Available through February 26, 2014

Domestic:	877-870-5176
International:	858-384-5517
Passcode:	5359233

About the Verigene® System

The Verigene System uses Nanosphere’s core proprietary gold nanoparticle chemistry to offer highly sensitive, highly specific molecular diagnostic results through low-cost multiplexing. The Verigene System rapidly and accurately detects infectious pathogens and drug resistance markers by targeting conserved genetic regions of a bacterium or virus. Currently, the multiplexed Verigene assays target infections of the blood, respiratory tract and gastrointestinal tract. The information gathered from Verigene test results enables clinicians to make informed patient treatment decisions more quickly, which may result in improved patient outcomes, reduced costs, optimized antibiotic therapy, and reduced spread of antibiotic resistance.

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Roger Moody, Chief Financial Officer

847-400-9021

rmoody@nanosphere.us

Michael Rice, LifeSci Advisors

646-597-6979

mrice@lifesciadvisors.com

Media:

Lindsey Saxon, Director of Communications

847-400-9173

lsaxon@nanosphere.us

Nanosphere, Inc.

Statements of Operations

(dollars and shares in thousands except per share data)

	Years Ended December 31,
	2013	2012	2011
REVENUE:
Product sales	$10,002	$5,034	$2,433
Grant and contract revenue	—	44	100

Total revenue	10,002	5,078	2,533
COSTS AND EXPENSES:
Cost of sales	6,418	3,541	1,820
Research and development	18,572	19,700	21,054
Sales, general and administrative	18,733	14,742	15,113

Total costs and expenses	43,723	37,983	37,987

Loss from operations	(33,721)	(32,905)	(35,454)
OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	(5)	(8)	(13)
Interest expense	(943)	(13)	—
Interest income	22	54	48

Total other income (expense)	(926)	33	35

NET LOSS	$(34,647)	$(32,872)	$(35,419)

Net loss per common share — basic and diluted	$(0.56)	$(0.67)	$(0.94)
Weighted average number of common shares outstanding — basic and diluted	62,134	49,193	37,800

Nanosphere, Inc.

Balance Sheets

(dollars in thousands)

	As of December 31,
	2013	2012
Cash and cash equivalents	$41,467	$33,139
Accounts receivable	2,821	1,027
Inventories	8,452	7,326
Other current assets	248	284

Total current assets	52,988	41,776
Net property and equipment	3,673	2,872
Intangible assets—net of accumulated amortization	2,406	2,733
Other assets	284	76

Total assets	$59,351	$47,457

Total liabilities	16,217	5,225
Total stockholders’ equity	43,134	42,232

Total liabilities and stockholders’ equity	$59,351	$47,457

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